UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest event reported)	May 31, 2007

Berkshire Income Realty, Inc
(Exact name of Registrant as specified in its charter)

Maryland	001-31659	32-0024337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Beacon Street, Boston, Massachusetts		02108
(Address of principal executive offices)		(Zip Code)

Registrants telephone number, including area code		(617) 523-7722

N/A
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 - ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 31, 2007, the operating partnership of the Registrant, Berkshire Income Realty – OP, L.P. (“BIR-OP”), executed an amendment (the “Amendment”) to its revolving credit agreement (the “Agreement”) with Krupp Capital Associates (the “Lender”). The Lender is owned directly or indirectly by Douglas Krupp, Chairman of the Board of Directors of the Registrant, his brother George Krupp, trusts for the benefit of their immediate families and certain other family members.

The Agreement is a revolving credit facility in the amount of $20,000,000 and provides for interest on borrowings at a rate of 5% above the 30 day LIBOR rate, as announced by Mellon Financial Corporation, fees based on borrowings under the facility and various operational and financial covenants, including a maximum leverage ratio and a maximum debt service ratio.

The amendment provides for an extension of the maturity date by replacing the current maturity date of June 30, 2007 with a 60-day notice of termination provision by which the Lender can affect a termination of the commitment under the Agreement and render all outstanding amounts due and payable. The Amendment also adds a clean-up requirement to the Agreement, which requires the borrower to repay in full all outstanding loans and have no outstanding obligations under the Agreement for a 14 consecutive day period during each 365-day period.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 – FINANCIAL STATEMENTS AND EXHIBITS

Exhibit #	Description

10.1

Amendment No. 1, dated May 31, 2007, to Revolving Credit Agreement dated as of June 30, 2005 among Berkshire Income Realty- OP, L.P., as the Borrower, Krupp Capital Associates, as the Lender, The Other Lenders Party Hereto and Krupp Capital Associates, as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2007	BERKSHIRE INCOME REALTY, INC.
BY: /s/ Christopher M. Nichols
NAME: Christopher M. Nichols
TITLE: Chief Accounting Officer